OPINION OF COUNSEL

RE:  Opinion of Counsel in Connection with
Rule 24f-2 Notice for Managed Assets Trust, File No. 2-79359

To Whom It May Concern:

	Managed Assets Trust ("Trust") is filing its Rule 24f2 Notice to which this opinion is appended to make the issuance of such shares definite in number for its fiscal year ended December 31, 1996. In my opinion, such shares, if issued and sold in accordance with the Trust's
ByLaws,  Declaration of Trust (as amended),  and offering
Prospectus, were legally issued, fully paid and nonassessable by the Trust, entitling the holders thereof to the rights set forth in the By-Laws and Declaration of Trust, as amended, and subject to the limitations stated therein.

	My opinion is based upon my examination  of
the Trust's  By-Laws (including  any  amendments thereto),
Declaration  of  Trust,  the   Trust's Prospectus,  and a
review of the minutes of the Board of Trustees of the Trust authorizing the issuance of such shares.

	I hereby consent to the use of this opinion in connection with the Rule 24f-2 Notice filed by Managed
Assets Trust making definite the number of such additional shares issued.

Very truly yours,




/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Life and Annuity Company
Dated:  February 27, 1997